EXHIBIT 95

MINE SAFETY DISCLOSURES

During the reporting period covered by this report:
1. The U.S. Mine Safety and Health Administration (“MSHA”) assessed civil penalties totaling $362 for citations related to work performed by our subsidiary MOR PPM, Inc. (“PPM”) at Covia Holding Corporation’s Crane Plant in Crane County, Texas. PPM has no other disclosures to report under section 1503 for the period covered by this report.
2. MSHA assessed a civil penalty of $121 for a citation related to work performed by our subsidiary Southern Industrial Constructors, Inc. (“SIC”) at U.S. Silica Company’s Columbia Plant in Lexington County, South Carolina. SIC has no other disclosures to report under section 1503 for the period covered by this report related to its work performed at this mine.
3. MSHA assessed a civil penalty of $118 for a citation related to work performed by SIC at 3M Company’s 3M Pittsboro mine in Chatham County, North Carolina. SIC has no other disclosures to report under section 1503 for the period covered by this report related to its work performed at this mine.